Exhibit 3.2


                 FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

                                       OF

                               CAPITAL TRUST, INC.
                               -------------------

      FIRST AMENDMENT to Amended and Restated Bylaws (the "Bylaws") of Capital Trust, Inc. (the "Corporation"), adopted and approved by the Board of Directors of the Corporation as of May 6, 2004.

      Article II, Section 10 of the Bylaws is hereby amended by deleting the last sentence of the final paragraph in its entirety and inserting the following in lieu thereof:

            Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated
            Code of Maryland (or any successor statute) shall not apply to any acquisition of shares of class A common stock, $0.01 par value, of the Corporation by W. R. Berkley Corporation, a Delaware corporation, or any of its controlled affiliates (collectively, "Berkley"). This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition; provided, however, that this section may not be repealed, in whole or in part, with respect to any prior or subsequent control share acquisition of (i) Veqtor, or any affiliates thereof, without its prior written consent, (ii) any Permitted Transferee of Veqtor, without its prior written consent, or (iii) Berkley, without its prior written consent.

      IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date above first written.

                               Capital Trust, Inc.


                               /s/ Brian H. Oswald
                               -------------------
                               Secretary